[Sichenzia Ross Friedman Ference LLP Letterhead]

EXHIBIT 5.1

March 16, 2011

Securities and Exchange Commission 100 F Street, N.E. Washington, DC 20549-7010

RE:	Raser Technologies, Inc.
Registration Statement on Form S-3 File No. 333-159649

Ladies and Gentlemen:

We have acted as counsel for Raser Technologies, Inc., a Delaware corporation (the “Company”), in connection with (i) the Registration Statement on Form S-3 (File No. 333-159649) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of, among other things, shares of common stock, $0.01 par value per share (the “Common Stock”) all of which may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act at an aggregate initial offering price not to exceed $150,000,000 and (ii) the prospectus supplement on , dated March 16, 2011 (the “Prospectus Supplement”) relating to the issue and sale pursuant to the Registration Statement of up to 78,578,336 shares (the “Shares”) of Common Stock, inclusive of Common Stock issuable under a warrant (the “Warrant”) to purchase up to 26,864,388 shares of Common Stock (the “Warrant Shares”) (together with the Shares, the “Securities”).

In connection with this registration, we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and the issuance (or the proposed issuance) of the Shares, the Option, the certificate of incorporation and all amendments thereto of the Company, the bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to render the following opinion.

Based on our review mentioned above, we are of the opinion that the securities being sold pursuant to the Prospectus Supplement are duly authorized and (a) with respect to the Shares of common stock, legally and validly issued, fully paid and non-assessable, and (b) with respect to shares of common stock issuable upon the exercise of the Warrant, will be, when issued in the manner described in the Prospectus Supplement, including payment of the exercise price therefor, legally and validly issued, fully paid and non-assessable.

We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Securities.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Prospectus Supplement and to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement.

Very truly yours,

/s/ Sichenzia Ross Friedman Ference LLP

Sichenzia Ross Friedman Ference LLP